                               SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a) of
                         the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               MICRON ELECTRONICS, INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
    $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)   Title of each class of securities to which transaction applies:
         ______________________________________________________________________
    2)   Aggregate number of securities to which transaction applies:
         ______________________________________________________________________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ______________________________________________________________________
    4)   Proposed maximum aggregate value of transaction:
         ______________________________________________________________________
    5)   Total fee paid:
         ______________________________________________________________________

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:
         ______________________________________________________________________
    2)   Form, Schedule or Registration Statement No.:
         ______________________________________________________________________
    3)   Filing Party:
         ______________________________________________________________________
    4)   Date Filed:
         ______________________________________________________________________

                                     MICRON-TM-
                                  ELECTRONICS, INC.


                  NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                            MONDAY, NOVEMBER 25, 1996


TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders of Micron Electronics, Inc., a Minnesota corporation (the "Company"), will be held on Monday, November 25, 1996, at 9:00 a.m., Mountain Standard Time, at the Nampa Civic Center, 311 3rd Street South, Nampa, Idaho 83651, for the following purposes:

         1. To elect eight directors to serve for the ensuing year and until their successors are duly elected and qualified.

         2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending August 28, 1997.

         3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Shareholders of record at the close of business on September 27, 1996 are entitled to notice of and to vote at the meeting.

          YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN

    All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting in the event you cannot attend, you are urged to vote, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope provided. Shareholders attending the meeting may vote in person even if they have returned a Proxy.

                                  By Order of the Board of Directors


                                  JoAnne S. Pfeifer
                                  CORPORATE SECRETARY

Nampa, Idaho
October 28, 1996

                                     MICRON-TM-
                                  ELECTRONICS, INC.
                                900 EAST KARCHER ROAD
                                 NAMPA, IDAHO  83687


                                   PROXY STATEMENT
                         1996 ANNUAL MEETING OF SHAREHOLDERS
                              MONDAY, NOVEMBER 25, 1996


                    INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of Micron Electronics, Inc., a Minnesota corporation (the "Company"), for use at the 1996 Annual Meeting of Shareholders to be held on November 25, 1996, at 9:00 a.m., Mountain Standard Time, or at any adjournment(s) thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of 1996 Annual Meeting of Shareholders. The Annual Meeting will be held at the Nampa Civic Center, 311 3rd Street South, Nampa, Idaho 83651. This Proxy Statement and the enclosed Proxy were mailed on or about October 28, 1996 to all shareholders entitled to vote at the Annual Meeting.

    The Company's principal executive offices are located at 900 East Karcher Road, Nampa, Idaho, 83687 and its telephone number is (208) 893-3434.

REVOCABILITY OF PROXIES

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

SOLICITATION

    The cost of soliciting Proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by the Company's directors, officers and employees personally or by telephone, facsimile or telegram without additional compensation.


                       VOTING SECURITIES AND PRINCIPAL HOLDERS

RECORD DATE

    Shareholders of record at the close of business on September 27, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.

OUTSTANDING SHARES

    The Company has only one class of stock outstanding, the Company's common stock, $.01 par value per share (the "Common Stock"). As of the Record Date, 92,474,517 shares of Common Stock were issued and outstanding.

VOTING RIGHTS

    Each shareholder will be entitled to one vote for each share of Common Stock held as of the Record Date for all matters, including the election of directors. Shareholders do not have the right to cumulate their votes in the election of directors.

    The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding as of the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the Annual Meeting for the purpose of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect of voting against a proposal. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for the purpose of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus a broker non-vote will not effect the outcome of the voting on a proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth ownership information with respect to the Common Stock of the Company and the common stock, $.10 par value per share, of Micron Technology, Inc., a Delaware corporation and the parent of the Company (the "Micron Technology, Inc. Common Stock"), as of the Record Date, with respect to (i) persons known by the Company to beneficially own more than five percent (5%) of the Company's Common Stock, (ii) each director, (iii) each Named Executive Officer listed in the "SUMMARY COMPENSATION TABLE" on page 8, and (iv) all directors and executive officers of the Company as a group:


                                                    MICRON ELECTRONICS, INC.              MICRON TECHNOLOGY, INC.
                                                         COMMON STOCK                          COMMON STOCK
                                                 ------------------------------       ------------------------------
                                                  AMOUNT AND                           AMOUNT AND
                                                  NATURE OF                            NATURE OF
                                                  BENEFICIAL          PERCENT OF       BENEFICIAL         PERCENT OF
       NAME OF BENEFICIAL OWNER                   OWNERSHIP             CLASS          OWNERSHIP             CLASS
       ------------------------                  ---------              -----          ---------             -----

  Micron Technology, Inc.
     8000 South Federal Way
     Boise, Idaho  83707 . . . . . . . . . .     73,312,863             79.28%                N/A               N/A
  Joseph M. Daltoso. . . . . . . . . . . . .      1,075,234              1.16             33,190 (1)              *
  Brian C. Klene . . . . . . . . . . . . . .         15,093(2)              *             13,220 (1)              *
  T. Erik Oaas . . . . . . . . . . . . . . .        635,357                 *              8,430 (1)              *
  Gregory D. Stevenson . . . . . . . . . . .        635,357                 *              7,294 (1)              *
  Robert F. Subia. . . . . . . . . . . . . .         97,783(2)(3)           *              2,176 (1)              *
  Steven R. Appleton . . . . . . . . . . . .             --(4)             --            263,466 (1)              *
  Jerry M. Hess. . . . . . . . . . . . . . .             --                --             22,000 (5)              *
  Robert A. Lothrop. . . . . . . . . . . . .             --                --             39,625 (6)              *
  John R. Simplot. . . . . . . . . . . . . .             --                --         13,062,500 (7)           6.25%

  All directors and executive officers as a
    group (15 persons) . . . . . . . . . . .      3,202,339(2)(3)(4)     3.46%        13,481,291 (1)(5)        6.45%
                                                                                                 (6)(7)

  * Less than 1%.


    (1) Includes options to purchase shares of Micron Technology, Inc. Common Stock exercisable within 60 days of September 27, 1996 in the following amounts: Mr. Daltoso, 15,000; Mr. Klene, 10,900; Mr. Oaas, 8,430; Mr. Stevenson, 7,294; Mr. Subia, 2,176; Mr. Appleton, 161,956;
         and all officers and directors as a group (15 persons), 224,146.

    (2) Includes options to purchase shares of the Company's Common Stock exercisable within 60 days of September 27, 1996 in the following amounts: Mr. Klene, 14,000; Mr. Subia, 2,000; and all officers and directors as a group (15 persons), 50,000.

    (3) Does not include 300 shares of the Company's Common Stock held by Mr. Subia's spouse and 200 shares held by Mr. Subia's son.

    (4) Mr. Appleton, a director of the Company, serves as Chairman of the Board, President and Chief Executive Officer of Micron Technology, Inc. In addition to the shares indicated in the above table, Mr. Appleton may be deemed the beneficial owner of 73,312,863 shares of the Company's Common Stock held by Micron Technology, Inc. Mr. Appleton disclaims beneficial ownership of all of the shares of the Company's Common Stock held by Micron Technology, Inc.

    (5) Includes 2,000 shares of Micron Technology, Inc. Common Stock held by J.M. Hess Construction Co., Inc.

    (6) Does not include 424 shares of Micron Technology, Inc. Common Stock held by Mr. Lothrop's spouse.

    (7) Includes 917,600 shares of Micron Technology, Inc.'s Common Stock held by a trust of which Mr. John R. Simplot is the trustee; 51 shares held by a limited partnership of which such trust is the general partner; 12,122,449 shares held by a limited partnership of which Mr. John R. Simplot is the general partner; and 22,400 shares held in joint tenancy with his spouse. Does not include 15,200 shares held by Mrs. Simplot. Also does not include 18,699,000 shares beneficially owned by J.R. Simplot Company.

CHANGE IN CONTROL OF THE COMPANY

    Pursuant to an Agreement of Merger dated October 30, 1994, as amended (the "Merger Agreement"), by and among the Company, Micron Computer, Inc., an Idaho corporation, and former Micron Custom Manufacturing Services, Inc., an Idaho corporation, on April 7, 1995 Micron Computer, Inc. and former Micron Custom Manufacturing Services, Inc., then subsidiaries of Micron Technology, Inc. were merged with and into the Company (the "Merger"). Upon the effective time of the Merger (the "Effective Time of the Merger"), the separate existence of Micron Computer, Inc. and former Micron Custom Manufacturing Services, Inc. ceased, the Company remained as the surviving corporation, the name of the Company was changed from "ZEOS International, Ltd." to "Micron Electronics, Inc.," and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Micron Computer, Inc. and former Micron Custom Manufacturing Services, Inc. were vested in the Company.

    Upon the Effective Time of the Merger, in accordance with formulas set forth in the Merger Agreement, each outstanding share of Micron Computer, Inc. Class A common stock was converted into 42.316865 shares of the Company's Common Stock, each outstanding share of Micron Computer, Inc. Class B common stock was converted into 9.057555 shares of the Company's Common Stock, and each outstanding share of former Micron Custom Manufacturing Services, Inc. common stock was converted into 20.475586 shares of the Company's Common Stock. Subsequent to the Merger, assuming the exercise of all options and rights to purchase the Company's Common Stock outstanding at the Effective Time of the Merger, the shares of the Company's Common Stock owned by Micron Technology, Inc. represented approximately 79% of the outstanding shares of the Company's Common Stock, shares owned by shareholders of the Company immediately prior to the Merger represented approximately 11% of the outstanding shares of the Company's Common Stock, and shares owned by former shareholders of Micron Computer, Inc. and former Micron Custom Manufacturing Services, Inc. aggregated approximately 10% of the outstanding shares of the Company's Common Stock.

    In April 1995, the Company transferred all of the assets of the Company related to its contract manufacturing operations to Micron Custom Manufacturing Services, Inc., an Idaho corporation, in exchange for 1,000 shares of common stock of Micron Custom Manufacturing Services, Inc. (constituting 100% of the outstanding common stock).


                                      DIRECTORS

    The directors of the Company, all of whom have been nominated for reelection at the Annual Meeting, their ages, their business experience during the past five years, and their principal occupations as of the Record Date are set forth below:

    STEVEN R. APPLETON, age 36, joined Micron Technology, Inc. in February 1983 and has served in various capacities with Micron Technology, Inc. and its subsidiaries, including overseeing Micron Technology, Inc.'s semiconductor operations as President and Chief Executive Officer of Micron Semiconductor, Inc. (then a wholly-owned subsidiary of Micron Technology, Inc.) from July 1992 to November 1994. Except for a nine day period in January 1996, since May 1994 Mr. Appleton has served as a member of the Board of Directors of Micron Technology, Inc. and since September 1994 Mr. Appleton has served as the Chief Executive Officer, President and Chairman of the Board of Directors of Micron Technology, Inc. At the Effective Time of the Merger, Mr. Appleton was named Chairman of the Board, President and Chief Executive Officer of the Company. He resigned from these positions on April 17, 1995, but continued as a director of the Company until January 1996, when he resigned from that position. Mr. Appleton was reappointed a director of the Company in February 1996.

    JOSEPH M. DALTOSO, age 34, served as the Memory Applications Group Manager of Micron Technology, Inc. from May 1990 until April 1992, when he was named President and a director of former Micron Custom Manufacturing Services, Inc. In July 1992, Mr. Daltoso was named Chairman of the Board of former Micron Custom Manufacturing Services, Inc., and in August 1994, was also named Chief Executive Officer of former Micron Custom Manufacturing Services, Inc. At the Effective Time of the Merger, Mr. Daltoso was appointed Executive Vice President, Operations and a director of the Company. He was named Chairman of the Board, President and Chief Executive Officer of the Company on April 17, 1995.

    JERRY M. HESS, age 58, has served as Chairman and Chief Executive Officer of the J.M. Hess Construction Co., Inc., a general construction company, since 1959. Mr. Hess has served on the Board of Directors of Micron Technology, Inc. since 1994. At the Effective Time of the Merger, Mr. Hess was appointed a director of the Company.

    ROBERT A. LOTHROP, age 70, served as the Senior Vice President of the J.R. Simplot Company, a food processing, fertilizer, and agricultural chemicals manufacturing company, from January 1986 until his retirement in January 1991. Mr. Lothrop was elected to the Board of Directors of Micron Technology, Inc. in 1986. In 1992, he was elected to the Board of Directors of Micron Semiconductor, Inc. (then a wholly-owned subsidiary of Micron Technology, Inc.) and resigned as a director of Micron Technology, Inc. Mr. Lothrop was re-elected to the Board of Directors of Micron Technology, Inc. in 1994. At the Effective Time of the Merger, Mr. Lothrop was appointed a director of the Company.

    T. ERIK OAAS, age 43, served as the Memory Applications Group
Administration Manager of Micron Technology, Inc. from July 1988 until April 1992, and as the Administration Manager of former Micron Custom Manufacturing Services, Inc. from April 1992 until July 1992, when he was named Vice President, Finance and Treasurer, and a director of former Micron Custom Manufacturing Services, Inc. At the Effective Time of the Merger, Mr. Oaas was appointed Vice President, Finance and Chief Financial Officer, and a director of the Company.

    JOHN R. SIMPLOT, age 87, founded the J.R. Simplot Company and served as the Chairman of the Board of Directors until his retirement in April 1994. Mr. Simplot is Chairman Emeritus of the J.R. Simplot Company. Mr. Simplot has served on the Board of Directors of Micron Technology, Inc. since 1980. At the Effective Time of the Merger, Mr. Simplot was appointed a director of the Company.

    GREGORY D. STEVENSON, age 35, served as the Partials Business Unit Manager of Micron Technology, Inc. from April 1990 until April 1992. In April 1992, Mr. Stevenson joined former Micron Custom Manufacturing Services, Inc. as Component Recovery Business Unit Manager. In July 1992, he was appointed Vice President, Component Recovery of former Micron Custom Manufacturing Services, Inc., and in September 1992, was also appointed a director of former Micron Custom Manufacturing Services, Inc. In August 1993, Mr. Stevenson was appointed Vice President, Operations of former Micron Custom Manufacturing Services, Inc. At the Effective Time of the Merger, Mr. Stevenson was appointed Vice President, Nampa Operations of the Company and served in that position until July 1995 when he was appointed Executive Vice President, Operations and a director of the Company.

    ROBERT F. SUBIA, age 34, served as a Regional Sales Manager for Micron Technology, Inc. from 1989 until February 1993. In February 1993, Mr. Subia joined former Micron Custom Manufacturing Services, Inc. as Director of Sales and held this position until August 1994, when he was appointed Vice President, Sales. On April 17, 1995, Mr. Subia was appointed Chairman, President and Chief Executive Officer of Micron Custom Manufacturing Services, Inc., a wholly-owned subsidiary of the Company. Mr. Subia was appointed a director of the Company in October 1995.

    There is no family relationship between any director or executive officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During the third quarter of fiscal 1996, the Company purchased approximately 30 acres of land adjacent to its PC manufacturing operations in Nampa, Idaho from Mr. Jerry M. Hess, a director of the Company, and a third party for approximately $575,000.

    Micron Technology, Inc. owns approximately 79% of the outstanding Common Stock of the Company, and four (4) of the eight (8) directors and nominees for director of the Company are also directors of Micron Technology, Inc. Micron Technology, Inc. and its subsidiaries supply and purchase products and services used and produced by the Company.

    During fiscal 1996, Micron Technology, Inc. supplied a substantial portion of the full specification random access memory ("RAM") components used in the Company's operations. Purchases by the Company of these components from Micron Technology, Inc., completed upon market terms and conditions, amounted to approximately $198,753,000 in fiscal 1996.

    Pursuant to a revenue sharing agreement (the "Revenue Sharing Agreement"), Micron Technology, Inc. delivered to the Company all of the nonstandard RAM components produced at Micron Technology, Inc.'s semiconductor memory manufacturing operations. Under this agreement, the Company was obligated to pay to Micron Technology, Inc. an amount generally equal to one-half the net sales realized from sales of these nonstandard RAM components. In fiscal 1996, the Company paid approximately $49,645,000 to Micron Technology, Inc. under the Revenue Sharing Agreement.

    On August 14, 1996 the Company and Micron Technology, Inc. entered into a new component recovery agreement (the "Component Recovery Agreement"), effective August 30, 1996 and expiring August 1999, which replaced the Revenue Sharing Agreement. Pursuant to the Component Recovery Agreement, Micron Technology, Inc. is required to provide its nonstandard RAM components exclusively to the Company, and the Company is generally required to pay to Micron Technology, Inc. an amount equal to one-half of the pre-tax income realized from the sale of nonstandard RAM components received from Micron Technology, Inc.

    In fiscal 1996, Micron Technology, Inc. and its subsidiaries paid approximately $41,509,000 to the Company for contract manufacturing services and approximately $5,070,000 for purchases of PC systems. In fiscal 1996, the Company paid Micron Technology, Inc. and its subsidiaries approximately $574,000 for equipment and approximately $940,000 for construction management services.

    The Company relies on Micron Technology, Inc. for certain information systems, payroll, employee benefits, risk management and other administrative services. In fiscal 1996, the Company paid approximately $1,680,000 to Micron Technology, Inc. for such services.

    In 1992, former Micron Custom Manufacturing Services, Inc. was incorporated as a wholly-owned subsidiary of Micron Technology, Inc. Micron Technology, Inc. transferred the assets and liabilities related to its contract manufacturing and component recovery operations to former Micron Custom Manufacturing Services, Inc. in exchange for 1,591,304 shares of common stock of former Micron Custom Manufacturing Services, Inc. and promissory notes in the aggregate amount of approximately $9.6 million (the "Notes"). The Notes and related interest, which were due over ten years, were paid in full in fiscal 1996. Aggregate principal and interest payments in fiscal 1996 amounted to approximately $7,032,000.

    At various times between January 1994 and April 1994, Joseph M. Daltoso, T. Erik Oaas, Gregory D. Stevenson, Robert F. Subia and Jess Asla, Vice President, Operations of Micron Custom Manufacturing Services, Inc., purchased 52,513, 31,030, 31,030, 6,000 and 14,363 shares, respectively, of former Micron Custom Manufacturing Services, Inc. common stock pursuant to the former Micron Custom Manufacturing Services, Inc. 1994 Stock Purchase Plan for amounts aggregating $786,120, $464,519, $511,166, $89,820 and $223,489, respectively. The purchase prices represented the fair market value of the former Micron Custom Manufacturing Services, Inc. common stock on the dates of purchase as determined by the former Micron Custom Manufacturing Services, Inc. Board of Directors. Upon the Effective Time of the Merger, the shares of former Micron Custom Manufacturing Services, Inc. common stock owned by Messrs. Daltoso, Oaas, Stevenson, Subia and Asla were converted into 1,075,234, 635,357, 635,357, 122,853 and 294,090 shares, respectively, of the Company's Common Stock. See "VOTING SECURITIES AND PRINCIPAL HOLDERS - Security Ownership of Certain Beneficial Owners and Management; Change in Control of the Company." At the time of their purchases, Messrs. Daltoso, Oaas and Stevenson were officers and directors, Mr. Subia was an officer, and Mr. Asla was Director of Engineering, of former Micron Custom Manufacturing Services, Inc. Eighty percent (80%) of the funds used by Messrs. Daltoso, Oaas, Stevenson, Subia and Asla to purchase former Micron Custom Manufacturing Services, Inc. common stock was obtained through loans from Micron Technology, Inc. The loans were made pursuant to full recourse promissory notes issued in favor of Micron Technology, Inc. The notes bear interest at a rate of 7.5% per annum, which the parties believed represented a commercially reasonable interest rate at the times of the loans. The notes are payable, in full, five years from the date of each note. Each note is secured by the stock purchased by the respective parties. The principal balances together with accrued interest due on the notes at September 27, 1996 for Messrs. Daltoso, Oaas, Stevenson and Asla were $766,254, $452,781, $494,099 and $217,079, respectively, and the maximum principal and accrued interest outstanding on the notes during the Company's 1996 fiscal year aggregated $761,855, $450,181, $491,238 and $215,828, respectively. The maximum principal and accrued interest outstanding on Mr. Subia's notes during the Company's 1996 fiscal year, at November 6, 1995, the date on which Mr. Subia repaid all indebtedness to Micron Technology, Inc., aggregated $81,975.

    At various times between August 1991 and April 1994, George A. Haneke, Vice President, Chief Information Officer of the Company, Pete J. Scamardo, then Vice President, Corporate Strategy of the Company, and Gene P. Thomas, Jr., Vice President, Marketing of the Company, purchased 25,000, 25,000 and 12,500 shares, respectively, of Micron Computer, Inc. Class B common stock pursuant to restricted stock purchase agreements for amounts aggregating $140,750, $5,116 and $13,675, respectively. The purchase prices represented the fair market value of the Micron Computer, Inc. Class B common stock on the dates of purchase as determined by the Micron Computer, Inc. Board of Directors. In addition, pursuant to an agreement with Mr. Thomas, in April 1994, Micron Computer, Inc. issued an additional 12,500 shares of Class B common stock to Mr. Thomas at no additional cost to him upon the one year anniversary of the commencement of his employment with Micron Computer, Inc. Upon the Effective Time of the Merger, the shares of Micron Computer, Inc. Class B common stock of Messrs. Haneke, Scamardo and Thomas were converted into 226,438, 226,438 and 226,438 shares, respectively, of the Company's Common Stock. See "VOTING SECURITIES AND PRINCIPAL HOLDERS -

Security Ownership of Certain Beneficial Owners and Management; Change in Control of the Company." At the time of their purchases, Messrs. Haneke and Thomas were officers, and Mr. Scamardo was Director of Marketing and Strategic Relations, of Micron Computer, Inc. Eighty percent (80%) of the funds used by Mr. Haneke to purchase the Micron Computer, Inc. common stock was obtained through a loan from Micron Technology, Inc. The loan was made pursuant to a full recourse promissory note issued in favor of Micron Technology, Inc. The note bore interest at a rate of 7.5% per annum, which the parties believed represented a commercially reasonable interest rate at the time of the loan.
The note was payable, in full, five years from the date of the note, and was secured by the purchased stock. The maximum principal and accrued interest outstanding on Mr. Haneke's note during the Company's 1996 fiscal year, at October 17, 1995, the date on which Mr. Haneke repaid all indebtedness to Micron Technology, Inc., aggregated $126,347.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own beneficially more than ten percent (10%) (the "Beneficial Owners") of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Beneficial Owners complied with all applicable Section 16(a) filing requirements during the fiscal year ended August 29, 1996, except for Chase S. Mart, a former executive officer and director of the Company, who filed late a Form 4 for the month of September 1995.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of twelve (12) meetings during the Company's fiscal year ended August 29, 1996. The Board of Directors has formed an Audit Committee and a Compensation Committee. A Nominating Committee of the Board of Directors has not been formed.

    The Audit Committee, which consists of Messrs. Hess, Lothrop and Simplot, held one (1) meeting during fiscal 1996. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent accountants and evaluating the Company's accounting principles and system of internal accounting controls.

    The Compensation Committee, which consists of Messrs. Hess, Lothrop and Simplot, held four (4) meetings during fiscal 1996. The Compensation Committee is primarily responsible for reviewing and approving compensation for the Company's officers.

    During fiscal 1996, all directors attended 75% or more of the total number of meetings of the Board of Directors and of meetings of all committees of the Board on which they served except for John R. Simplot who attended 50% of the total number of meetings of the Board of Directors, 25% of the total number of meetings of the Compensation Committee and did not attend the meeting of the Audit Committee.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years for services rendered to the Company, its predecessors and its subsidiaries, awarded to or earned by any individual who served as Chief Executive Officer of the Company during fiscal 1996 and for each of the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1996 whose salary and bonus earned in fiscal 1996 exceeded $100,000 (the "Named Executive Officers"):


                              SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION                       LONG-TERM
                                           ----------------------------------------------------  COMPENSATION
                                  FISCAL                                         OTHER ANNUAL    OPTIONS/SARS     ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY(1)       BONUS(2)(3)        COMPENSATION(4)    GRANTED(#)   COMPENSATION(7)
---------------------------        ------    ---------       -----------        ----------------   -----------   ---------------
Joseph M. Daltoso                  1996    $273,077          $235,288                $0            15,000(5)        $20,119
Chairman, President and Chief      1995     165,865           180,979                 0                 0            11,450
  Executive Officer                1994     104,261            76,239                 0            75,000(6)          7,289

Brian C. Klene                     1996     157,692            61,517                 0            45,000(5)         22,400
Executive Vice President,          1995      19,423            25,306                 0            70,000(5)              0
   Sales and Marketing             1994           0                 0                 0                 0                 0

T. Erik Oaas                       1996     165,385           173,873                 0            15,000(5)         19,876
Vice President, Finance and        1995     108,750           135,614                 0                 0            10,301
  Chief Financial Officer          1994      82,556            58,552                 0            32,630(6)          8,848

Gregory D. Stevenson               1996     148,077           174,123                 0            15,000(5)         15,200
Executive Vice President,          1995     102,500           135,614                 0                 0             9,120
   Operations                      1994      82,556            58,565                 0            32,630(6)          8,406

Robert F. Subia                    1996     148,077            91,446                 0            45,000(5)         12,211
Chairman, President and Chief      1995      80,375            92,110                 0            10,000(5)          7,930
   Executive Officer, Micron       1994      63,650            67,772                 0            10,880(6)         17,557
   Custom Manufacturing
   Services, Inc.


(1) Includes compensation deferred by the employee under the Company's and its parent's qualified 401(k) retirement plans.

(2) Includes amounts paid under the Company's, its predecessors' and its subsidiary's profit sharing plans and patent bonus programs and amounts paid for achievement of certain performance milestones.

(3) Includes bonuses earned and paid during each fiscal year under executive bonus programs established in previous years. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION."

(4) Excludes certain perquisites and other amounts which in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonuses for the officer.

(5) Consists of options to purchase shares of the Company's Common Stock under the Company's 1995 Stock Option Plan.

(6) Consists of options to purchase shares of Micron Technology, Inc. Common Stock. Option amounts reflect a 2-for-1 stock split and a 5-for-2 stock split of Micron Technology, Inc. Common Stock outstanding, each effected in the form of a stock dividend, as of May 4, 1995 and April 1, 1994, respectively.

(7) Consists of contributions made by the Company, its predecessors and its subsidiary under their respective qualified 401(k) retirement plans and cash paid under their respective sabbatical and time-off plans.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information with respect to stock options granted in fiscal 1996 to the Named Executive Officers:


                                                   INDIVIDUAL GRANTS
                       -----------------------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE
                                    PERCENT OF                                                           VALUE AT
                                      TOTAL                       MARKET                           ASSUMED ANNUAL RATES
                        NUMBER OF    OPTIONS       EXERCISE      PRICE OF                               OF STOCK
                       SECURITIES   GRANTED TO     OR BASE      SECURITIES                        PRICE APPRECIATION FOR
                       UNDERLYING    EMPLOYEES      PRICE          ON                                  OPTION TERM
                         OPTIONS       IN            PER         DATE OF      EXPIRATION ---------------------------------------
      NAME             GRANTED (1)  FISCAL YEAR     SHARE         GRANT         DATE           0%           5%            10%
---------------------  -----------   -----------     -----         -----         ----          --           --            ---

Joseph M. Daltoso      14,764         1.14%        $12.45        $12.45        5/1/02       $    --     $  62,514      $141,822
                          236(2)      0.02          10.58         12.45        5/1/02           441         1,440         2,708

Brian C. Klene          8,032         0.62          12.45         12.45        5/1/02            --        34,009        77,155
                       36,968(2)      2.85          10.58         12.45        5/1/02        69,038       225,567       424,150

T. Erik Oaas           10,019         0.77          12.45         12.45        5/1/02            --        42,422        96,242
                        4,981(2)      0.38          10.58         12.45        5/1/02         9,302        30,393        57,149

Gregory D. Stevenson   10,654         0.82          12.45         12.45        5/1/02            --        45,111       102,342
                        4,346(2)      0.34          10.58         12.45        5/1/02         8,116        26,518        49,864

Robert F. Subia        21,666         1.67          12.45         12.45        5/1/02            --        91,738       208,122
                       23,334(2)      1.80          10.58         12.45        5/1/02        43,576       142,377       267,721


(1) Options granted pursuant to the Company's 1995 Stock Option Plan typically have a six (6) year term and vest over five (5) years in increments of twenty percent (20%) per year. Options granted pursuant to the plan are granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). ISOs are granted with an exercise price equal to 100% of the fair market value (as defined in the plan) of the Company's Common Stock on the date of grant. All NSOs granted and set forth in the above table were granted with an exercise price equal to 85% of the fair market value (as defined in the plan) of the Company's Common Stock on the date of grant.

(2) Represents NSOs granted pursuant to the Company's 1995 Stock Option Plan.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES

    The following table provides information regarding Company and Micron Technology, Inc. stock option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at August 29, 1996:

                                                                        NUMBER OF SECURITIES             VALUE OF
                                                                       UNDERLYING UNEXERCISED     UNEXERCISED IN-THE-MONEY
                                                                          OPTIONS AT FISCAL          OPTIONS AT FISCAL
                                                                              YEAR-END                   YEAR-END
                                NUMBER OF                                     --------                   --------
                             SHARES ACQUIRED            VALUE              EXERCISABLE (E)/           EXERCISABLE (E)/
         NAME                  ON EXERCISE             REALIZED           UNEXERCISABLE (U)          UNEXERCISABLE (U)
------------------------      -------------            ---------          -----------------          -----------------
Joseph M. Daltoso                25,000(1)             $788,258                    0(E)                $      0(E)
                                                                              80,000(U)(2)              966,644(U)

Brian C. Klene                        0                       0               14,000(E)                       0(E)
                                                                             101,000(U)                 211,913(U)

T. Erik Oaas                     18,430(1)              487,171                    0(E)                       0(E)
                                                                              48,402(U)(2)              525,992(U)

Gregory D. Stevenson             12,300(1)              321,029                    0(E)                       0(E)
                                                                              46,118(U)(2)              482,315(U)

Robert F. Subia                   5,174(1)              232,836                2,000(E)                       0(E)
                                                                              65,532(U)(2)              365,041(U)


(1) Reflects exercises of options to purchase Micron Technology, Inc. Common Stock.

(2) Includes options to purchase Micron Technology, Inc. Common Stock (reflecting a 2-for-1 stock split and a 5-for-2 stock split of Micron Technology, Inc. Common Stock outstanding, each effected in the form of a stock dividend, as of May 4, 1995 and April 1, 1994, respectively) in the following amounts: Mr. Daltoso, 65,000; Mr. Oaas, 33,402; Mr. Stevenson, 31,118; and Mr. Subia, 12,532.

COMPENSATION OF DIRECTORS

    Directors of the Company receive no remuneration for their service as directors of the Company. The Company reimburses directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings.

EMPLOYMENT TERMINATION AGREEMENTS AND ARRANGEMENTS

    Subsequent to the Merger, the Company entered into separate termination agreements with each executive officer relating to notice of termination and to compensation upon notice of termination. Each agreement required that the Company or each of the executive officers give six (6) months advance written notice of the termination of the executive officer's employment, regardless of the reason or justification for termination. The Company or each of the executive officers may have discontinued each of the executive officer's active duties at any time following notice of termination; however, subject to the discretion of the Board of Directors, employment for purposes of salary, bonuses, benefits, stock and option vesting, and for determining conflicts of interest continued for at least six (6) months from the date of such notice. During fiscal 1996, payments were made pursuant to these agreements to Mr. Charles Henderson, Mr. Richard Apple, Mr. Chase Mart and Mr. Steve Schmidt, all former executive officers of the Company.

    During fiscal 1996, the Company entered into employment and severance agreements (the "Agreements") with each of the Named Executive Officers and certain other officers of the Company relating to termination and compensation upon termination of the officer's active employment with the Company. The Agreements supersede and replace the prior termination agreements with such officers. The Agreements allow either the Company or the officer to terminate the officer's active employment with the Company for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing. The Agreements provide that during a one or two year "Transition Period" following termination, the officer will continue to receive all benefits "customarily provided" to such officer while employed including, but not limited to, salary, bonuses, executive bonuses, benefits and continued vesting of any granted stock options. "Customarily provided" refers to company practices and plans with respect to the officer's benefits and compensation in effect as of the date of termination of the officer's active employment with the Company. However, such terminated officers will not be entitled to any new grants of interest in future executive bonuses, any new grants of stock options, or payment of any compensation under an incentive program that is deferred, due to payment criteria of such incentive program, as those criteria existed as of the date of termination of the officer's active employment with the Company, beyond the Transition Period.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1996, the Compensation Committee members consisted of Jerry
M. Hess, Robert A. Lothrop and John R. Simplot, none of whom is an officer or employee of the Company or any of its subsidiaries. Messrs. Hess, Lothrop and
Simplot are currently directors of Micron Technology, Inc.      During the third
quarter of fiscal 1996, the Company purchased approximately 30 acres of land adjacent to its PC manufacturing operations in Nampa, Idaho from Mr. Jerry M. Hess, a director of the Company, and a third party for approximately $575,000.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH ON PAGE 14 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


            REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           REGARDING EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised of Messrs. Jerry M. Hess, Robert A. Lothrop and John
R. Simplot. The Committee met four (4) times in fiscal 1996 and intends to meet annually or more frequently as the Company's Board of Directors may request.

    The Committee's primary responsibility is to review the compensation, including salary, bonuses, benefits, stock option grants, and other compensation, of the Company's executive officers. Compensation for the Company's executive officers for fiscal 1996, including base salary, performance bonuses, stock option grants and other compensation, was determined by the Compensation Committee and reviewed by the Company's Board of Directors. The executive officers of the Company are individuals employed by the Company or by Micron Custom Manufacturing Services, Inc., a wholly-owned subsidiary of the Company.

EXECUTIVE OFFICER COMPENSATION

    The Company's executive officer compensation programs are described below for the purpose of providing a general understanding of the various components of executive officer compensation. These executive officer compensation programs are designed to attract, retain and reward highly qualified executive officers who are important to the success of the Company and to provide incentives relating directly to the financial performance and long-term growth of the Company. The various components of the Company's executive officer compensation programs are, in most cases, the same as those generally made available to employees of the Company.

  CASH COMPENSATION

    BASE SALARY. The base salary of each executive officer is established primarily upon a subjective evaluation of the executive officer's contribution to the Company, including (i) individual performance, (ii) level of responsibility, (iii) technical expertise and (iv) length of service. Overall Company performance and industry compensation levels are also evaluated.

    PERFORMANCE BONUSES. Cash bonuses to executive officers are intended to reward executive officers for the Company's financial performance during the fiscal year and are earned and paid pursuant to the Executive Bonus Plan, which was approved by the Company's shareholders in June 1995. Bonuses awarded under the Executive Bonus Plan are based on performance criteria established at the beginning of each fiscal year formulated primarily as a percentage of after-tax net profit of the Company for the fiscal year. Performance bonus percentages are established according to a subjective analysis by the Committee of each executive officer according to criteria similar to those utilized to determine the executive officer's base salary.

    PROFIT SHARING. The Company distributes, on a quarterly basis, approximately five percent (5%) of its consolidated quarterly after-tax net profits equally to all eligible employees (including executive officers) of the Company and its subsidiaries.

    INCENTIVE BONUSES. From time to time, incentive cash bonuses are approved for payment to employees (including executive officers) for the achievement of milestones, the completion of projects identified as contributing substantially to Company's success and the attainment of technological advances.

  EQUITY COMPENSATION

    In order to provide long-term incentive to the executive officers and employees of the Company and its subsidiaries linked to long-term growth in the value of the Company's Common Stock, the Company may grant incentive and nonstatutory stock options to such persons pursuant to the Company's 1995 Stock Option Plan. The determination of who receives stock options and the number of stock options granted to each such recipient is based upon the same criteria utilized to determine base salary.

  OTHER COMPENSATION

    In addition to cash and equity compensation programs, executive officers participate in various other employee benefit plans, including, but not limited to, a time-off plan. Under the time-off plan, all full-time employees of the Company and its subsidiaries (including executive officers) are allowed to accumulate a predetermined nondiscriminatory number of hours for vacation, holidays, sick time, emergencies and personal needs. Hours accumulated in excess of 400 hours are paid in cash to the employee. Executive officer participation in various clubs, organizations and associations may also be funded by the Company or its subsidiaries.

  PAYMENT/EXERCISE RESTRICTIONS

    In an effort to encourage employees and executive officers to remain employed and to promote Company performance, many compensation programs for employees and executive officers contain provisions delaying payment and requiring continuing Company profitability. In this regard, performance bonuses for each executive officer are typically earned and paid in installments over a five (5) year period provided that the Company is profitable on a consolidated basis in the year of payment, the individual remains employed by the Company or a subsidiary thereof, and the Board of Directors approves such bonuses. Similarly, stock options granted to employees and executive officers typically have a term of six (6) years and vest twenty percent (20%) each year for five
(5) years from the date of grant.

CEO COMPENSATION

    Joseph M. Daltoso is the Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Prior to the Effective Time of the Merger, Mr. Daltoso served as Chairman of the Board of Directors, President and Chief Executive Officer of former Micron Custom Manufacturing Services, Inc.
Mr. Daltoso's base compensation was based on an analysis of compensation paid to chief executive officers of comparable companies and on a subjective analysis of Mr. Daltoso's level of responsibility, contribution and service to the Company. The Compensation Committee expects to review Mr. Daltoso's salary, along with those of the other executive officers, during fiscal 1997. Mr. Daltoso is eligible to participate in the 1995 Stock Option Plan and the Executive Bonus Plan, and other executive officer compensation programs, as outlined above, to the same extent as other executive officers of the Company. See the descriptions in PERFORMANCE BONUSES and PAYMENT/EXERCISE RESTRICTIONS above.

    Effective May 1, 1996, the Board of Directors granted to Mr. Daltoso options to purchase 15,000 shares of the Company's Common Stock. The Compensation Committee does not have a predetermined number of shares subject to stock options that it believes Mr. Daltoso should hold. The number of shares granted to Mr. Daltoso was based upon subjective and objective factors, including his current equity holdings, his individual performance, his position in the Company relative to the other executive officers who received option grants on the same date, the Company's overall performance, his length of service with the Company, his past contributions to the success of the Company and expectations of his future contributions to the Company's success.

                        Compensation Committee of the Board of Directors

                        Jerry M. Hess
                        Robert A. Lothrop
                        John R. Simplot

                                  PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on the Company's Common Stock for the period from August 31, 1991 through August 31, 1996 with the cumulative total return for the same period of (i) the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (US Companies) and (ii) the CRSP Total Return Index for Nasdaq Computer Manufacturer Stocks. These indices are prepared and made available to the public by the Center for Research in Securities Prices at the University of Chicago. Upon the Effective Time of the Merger, the Company's fiscal year became a 52 or 53 week period ending on the Thursday closest to August 31, which corresponded to the fiscal years of Micron Computer, Inc. and former Micron Custom Manufacturing Services, Inc. Accordingly, the last trading day of the Company's fiscal year varies. For consistent presentation and a more meaningful comparison to the industry indices shown herein, the Company's stock performance graph was plotted assuming an August 31 fiscal year-end. These comparisons assume an investment of $100 at the commencement of the period and the reinvestment of dividends paid during the period. On October 17, 1994, the Company, then known as ZEOS International, Ltd., announced its intent to merge with Micron Computer, Inc. and former Micron Custom Manufacturing Services, Inc. The Merger was effective on April 7, 1995.


    NOTE: MANAGEMENT CAUTIONS THAT THE STOCK PRICE PERFORMANCE INFORMATION SHOWN IN THE GRAPH BELOW MAY NOT BE INDICATIVE OF CURRENT STOCK PRICE LEVELS OR FUTURE STOCK PRICE PERFORMANCE.


                                       [GRAPH]



 The performance graph was plotted using the following data:

                                                 YEAR ENDING AUGUST 31
                                         ---------------------------------------
                                         1991   1992   1993   1994   1995   1996
                                         ----   ----   ----   ----   ----   ----

MICRON ELECTRONICS, INC.                $ 100   $ 16   $ 17   $ 16   $ 94   $ 82
CRSP Total Return Index for The
  Nasdaq Stock Market (US Companies) 100 108 143 149 201 226 CRSP Total Return Index for Nasdaq
  Computer Manufacturer Stocks            100     99    114    118    208    249

                                    PROPOSAL ONE:
                                ELECTION OF DIRECTORS

    The Company's Board of Directors has fixed the authorized number of directors at eight (8), and it is contemplated that a board of eight (8) directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the eight (8) nominees named below, all of whom are presently directors of the Company who are
identified in "DIRECTORS."   In the event that any nominee is unable or declines
to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all Proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and until such person's successor has been duly elected and qualified, or until such person's earlier death, resignation, removal, or disqualification. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

    The Board's nominees for re-election at the Annual Meeting are Steven R. Appleton, Joseph M. Daltoso, Jerry M. Hess, Robert A. Lothrop, T. Erik Oaas, John R. Simplot, Gregory D. Stevenson and Robert F. Subia. The Board recommends a vote "FOR" the election of each of the foregoing nominees.

    The eight nominees receiving the highest number of affirmative votes of the shares of the Company's Common Stock entitled to vote on this matter shall be elected as the directors.


                                    PROPOSAL TWO:
                 TO RATIFY THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending August 28, 1997, and recommends that shareholders vote "FOR" ratification of such appointment.

    Ernst & Young LLP served as the independent accountants for ZEOS International, Ltd. prior to its April 7, 1995 merger with Micron Computer, Inc. and former Micron Custom Manufacturing Services, Inc. Coopers & Lybrand L.L.P. serves as Micron Technology, Inc.'s independent accountants and audited the financial statements of both Micron Computer, Inc. and former Micron Custom Manufacturing Services, Inc. from incorporation through fiscal 1994. Because of Coopers & Lybrand L.L.P.'s familiarity with the business and operations of Micron Computer, Inc., former Micron Custom Manufacturing Services, Inc. and Micron Technology, Inc., the Company engaged Coopers & Lybrand L.L.P. as the auditors of the Company following the Merger.

    The Company dismissed Ernst & Young LLP as its independent accountants on April 7, 1995 following the Merger. The report of Ernst & Young LLP on the financial statements of ZEOS International, Ltd. for fiscal 1994 and 1993 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change independent accountants was approved by the Company's Board of Directors, including the members of the Audit Committee. During ZEOS International, Ltd.'s fiscal 1994 and 1993 and through the date of the Merger, ZEOS International, Ltd. had no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

    The Company engaged Coopers & Lybrand L.L.P. as its new independent accountants as of April 7, 1995. During the two most recent fiscal years and through the date of this report, the Company, or ZEOS International, Ltd. as it was previously known, did not consult with either Ernst and Young LLP or Coopers & Lybrand L.L.P. on either (1) the application of accounting principles to a specified transaction or the type of opinion that might be rendered on the financial statements of the Company, or ZEOS International, Ltd. as it was previously known, or (2) items which concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Item 304(a)(1)(iv) of Regulation S-K).

    The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present or represented and voting at the Annual Meeting will be required for ratification of such appointment. In the event that the shareholders fail to ratify such appointment, the Board of Directors will reconsider its selection.

    Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.


                                    OTHER MATTERS

    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying form of Proxy will vote, in their discretion, the shares of the Company's Common Stock they represent.


                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR
                         1997 ANNUAL MEETING OF SHAREHOLDERS

    In order to be included in the proxy statement and form of proxy relating to the Company's 1997 Annual Meeting of Shareholders, proposals of shareholders of the Company that are intended to be presented at such meeting must be received by the Company no later than June 30, 1997, and must otherwise be in compliance with applicable laws and regulations and the Bylaws of the Company.


                                            THE BOARD OF DIRECTORS

Dated: October 28, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                     [LOGO]
                             900 East Karcher Road
                               Nampa, Idaho 83687

                      1996 ANNUAL MEETING OF SHAREHOLDERS
                               November 25, 1996

The undersigned shareholder(s) of Micron Electronics, Inc., a Minnesota corporation, hereby acknowledges receipt of the Notice of 1996 Annual Meeting of Shareholders and the Proxy Statement, each dated October 28, 1996, and hereby appoints Joseph M. Daltoso and T. Erik Oaas, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Shareholders of Micron Electronics, Inc., to be held November 25, 1996, at 9:00 a.m., Mountain Standard Time, at the Nampa Civic Center, 311 3rd Street South, Nampa, Idaho 83651 and at any adjournment(s) thereof (the "Annual Meeting"), and to vote all shares of Micron Electronics, Inc. common stock which the undersigned would be entitled to vote if then and there personally present, on the proposals set forth below:

1. ELECTION OF DIRECTORS:            / /  FOR nominees listed below                 / /  WITHHOLD authority to vote for all
                                        (except as indicated)                          nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME SET FORTH BELOW:

    Steven R. Appleton; Joseph M. Daltoso; Jerry M. Hess; Robert A. Lothrop; T. Erik Oaas; John R.
                            Simplot; Gregory D. Stevenson; Robert F. Subia

2. TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1997:
                            / /  FOR  / /  AGAINST  / /  ABSTAIN

                         (to be signed on reverse side)

                          (continued from other side)

and in their discretion, upon such other matter or matters which may properly come before the Annual Meeting.

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2 above. If any other matters properly come before the Annual Meeting, the persons named in this Proxy will vote in their discretion.

                                               Dated _____________________, 1996

                                               _________________________________
                                                           Signature

                                               _________________________________
                                                           Signature

                                               (This proxy should be voted,
                                               signed, and dated by the
                                               shareholder(s) exactly as his or
                                               her name appears hereon, and
                                               returned promptly in the enclosed
                                               envelope. Persons signing in a
                                               fiduciary capacity should so
                                               indicate. If shares are held by
                                               joint tenants or as community
                                               property, all persons having an
                                               interest therein should sign.)